As filed with the Securities and Exchange Commission on October 14, 2015	Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-0186600 (I.R.S. Employer Identification No.)
601 Union Street, Suite 2000
Seattle, WA 98101

(Address of principal executive offices, including zip code)
HomeStreet, Inc. 401(k) Savings Plan
(Full title of the plan)

Godfrey B. Evans
General Counsel
HomeStreet, Inc.
601 Union Street, Suite 2000
Seattle, WA 98101
(206) 623-3050
(206) 389-7703 - Facsimile
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)
with copy to:
Donna M. Cochener
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, WA 98101
(206) 622-3150
(206) 757-7700 - Facsimile

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, an “accelerated filer”, a “non-accelerated filer”, or a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

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CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value:	143,219 (2)	$22.83	$3,269,689.77	$329.27
Common Stock, no par value:	6,781 (3)	$22.83	$154,810.23	$15.58
Participation Interests	---(4)	---	---	---
Total	150,000		$3,424,500	$344.85

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act based on the average of the reported high and low trading price of the Registrant’s common stock on the Nasdaq Global Select Market on October 14, 2015, which were $23.06 and $22.61, respectively.

(2)
This Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the HomeStreet, Inc. 401(k) Savings Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. Represents the number of shares of common stock being registered for issuance by the Plan.

(3)	Represents the number of shares of common stock that may be resold by the Selling Shareholders pursuant the resale prospectus that is a part of this Registration Statement on Form S-8.

(4)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

EXPLANATORY NOTE
HomeStreet, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register up to 143,219 shares of the Company’s common stock, no par value (the “Shares”) and related plan interests that may be offered from time to time pursuant to the Company's 401(k) Savings Plan (the "Plan"). This Registration Statement on Form S-8 also includes up to 6,781 shares of the Company's Common Stock that may be sold by certain selling shareholders who are non-affiliates of the Registrant and who purchased shares under the Plan during the period between April 14, 2015 and the date of filing hereof.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
The information required by Item 1 is included in documents sent or given to eligible participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Registration Statement on Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424 of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given to eligible participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Registration Statement on Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424 of the Securities Act.

RESALE PROSPECTUS

6,781 Shares of Common Stock

This prospectus relates to the public resale, from time to time, of an aggregate of 6,781 shares (the “Shares”) of our common stock, no par value per share, by certain shareholders described below in the section entitled “The Selling Shareholders.” These Shares have been acquired under the HomeStreet, Inc. 401(k) Savings Plan (the “Plan”).
We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this prospectus.
We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders, by the Plan on their behalf, or by permitted pledgees, donees, transferees or other permitted successors in interest. Sales may be made on the Nasdaq Capital Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.
Our common stock is listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “HMST.” On October 14, 2015, the closing bid price for our common stock on Nasdaq was $22.64 per share.

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Investing in our securities involves a high degree of risk. See “ Risk Factors, ” beginning on page 7 of this prospectus to read about factors you should consider before buying the securities offered by this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is October 14, 2015

TABLE OF CONTENTS

Additional Information	1
Forward Looking Statements	1
Summary of Information in the Resale Prospectus	2
The Offering	6
Risk Factors	7
Use of Proceeds	24
Selling Shareholders	24
Plan of Distribution	25
Legal Matters	26
Experts	26
Documents Incorporated by Reference	26

You should rely only on the information contained in this resale prospectus. We have not, and neither the Plan nor the Selling Shareholders have, authorized any other person to provide you with different information. The Selling Shareholders are offering to sell, and are seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. The information contained in this resale prospectus is accurate only as of the date on the front cover of this prospectus or such other date stated in this resale prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and you should assume that the information appearing in this resale prospectus is accurate only as of that date regardless of the time of delivery of this resale prospectus or any offer or sale of the Shares.
Unless we state otherwise or the context otherwise requires, references in this prospectus to “HomeStreet” “we,” “our,” “us” and the “Company” refer to HomeStreet, Inc., a Washington corporation, its consolidated subsidiaries, HomeStreet Bank (“Bank”), HomeStreet Capital Corporation (“HomeStreet Capital”) and HomeStreet, Inc.’s other direct and indirect subsidiaries.

ADDITIONAL INFORMATION
The documents incorporated by reference in the registration statement of which this prospectus forms a part are hereby incorporated in this prospectus by reference. All documents subsequently filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents.
The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents), as well as shareholder communications and other reports furnished to shareholders of the Company on a continuing basis, the Plan and any other documents to be delivered to participants in the Plan. Written requests should be addressed to HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101 Attention: Mr. Godfrey B. Evans, Secretary & General Counsel. Telephone requests may be directed to Mr. Evans at (206) 623-3050.
FORWARD-LOOKING STATEMENTS
This resale prospectus and the documents incorporated by reference herein contain, in addition to historical information, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to our future plans, objectives, expectations, intentions and financial performance, and assumptions that underlie these statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of these provisions. When used in this resale prospectus and the documents incorporated by reference, terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of those terms or other comparable terms are intended to identify such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. Our actual results may differ significantly from the results discussed in such forward-looking statements. A list of the known factors that may cause us to deviate from our presently intended course of action, or to experience results that fall short of our expectations, is set forth in the section of our quarterly reports on Form 10-Q or our annual report on Form 10-K entitled “Risk Factors.”
We do not intend to update any of the forward-looking statements after the date of this resale prospectus to conform these statements to actual results or changes in our expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this resale prospectus.

SUMMARY OF INFORMATION IN THE RESALE PROSPECTUS
This summary highlights selected information about us. To understand this offering fully, you should read the entire resale prospectus carefully, including the financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2014 and as part of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.
General

We are a diversified financial services company founded in 1921 and headquartered in Seattle, Washington, serving customers primarily in the Pacific Northwest, California and Hawaii. HomeStreet, Inc. (the "Company") is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Our primary subsidiaries are HomeStreet Bank (the "Bank") and HomeStreet Capital Corporation. The Bank is a Washington state-chartered savings bank that provides mortgage and commercial loans, deposit products and services, non-deposit investment products, private banking and cash management services. Our primary loan products include single family residential mortgages, loans secured by commercial real estate, construction loans for residential and commercial real estate projects, commercial business loans and agricultural loans. HomeStreet Capital Corporation, a Washington corporation, originates, sells and services multifamily mortgage loans under the Fannie Mae Delegated Underwriting and Servicing Program (“DUS"®)1 in conjunction with HomeStreet Bank. Doing business as HomeStreet Insurance Agency, we provide insurance products and services for consumers and businesses. We also offer single family home loans through our partial ownership in an affiliated business arrangement with WMS Series LLC, whose businesses are known as Windermere Mortgage Services and Penrith Home Loans. At June 30, 2015, we had total assets of $4.87 billion.

We generate revenue by earning “net interest income” and “noninterest income.” Net interest income is primarily the difference between interest income earned on loans and investment securities less the interest we pay on deposits and other borrowings. We earn noninterest income from the origination, sale and servicing of loans and from fees earned on deposit services and investment and insurance sales.

At June 30, 2015, we had a network of 41 retail deposit branches and four commercial lending centers in the Puget Sound, Eastern and Southwest regions of Washington state, Portland, Oregon, Southern California and Hawaii, as well as 59 stand-alone lending centers located in these same areas and additionally in northern California; Phoenix, Arizona; the Eugene and Salem regions of Oregon; and in the Boise and northern regions of Idaho. WMS Series LLC provides point-of-sale loan origination services at 42 Windermere Real Estate offices in Washington and Oregon. During the first quarter of 2015, we launched HomeStreet Commercial Capital, a commercial real estate lending group originating permanent loans up to $10 million in size. The group is based in Orange County, California and will provide permanent financing for a range of commercial real estate loans including multifamily, industrial, retail, office, mobile home parks and self-storage facilities. We also added a team specializing in U.S. Small Business Administration ("SBA") lending also located in Orange County, California.

We operate two business segments: Commercial and Consumer Banking and Mortgage Banking. For a discussion of operating results of these lines of business, see "Business Segments" within Management's Discussion and Analysis of our Form 10-K for the fiscal year ended December 31, 2014.

Commercial and Consumer Banking. We provide diversified financial products and services to our commercial and consumer customers through bank branches and through ATMs, online, mobile and telephone banking. These products and services include deposit products; residential, consumer, business and agricultural portfolio loans; non-deposit investment products; insurance products and cash management services. We originate construction loans, bridge loans and permanent loans for our portfolio primarily on single family residences, and on office, retail, industrial and multifamily property types. We originate multifamily real estate loans through our Fannie Mae DUS business, whereby loans are sold to or securitized by Fannie Mae, while the Company generally retains the servicing rights. This segment is also responsible for the management of the Company's portfolio of investment securities.

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1 DUS® is a registered trademark of Fannie Mae.    2

Mortgage Banking. We originate single family residential mortgage loans for sale in the secondary markets. We have become a rated originator and servicer of non-conforming jumbo loans, allowing us to sell these loans to other securitizers. We also purchase loans from WMS Series LLC through a correspondent arrangement with that company. The majority of our mortgage loans are sold to or securitized by Fannie Mae, Freddie Mac or Ginnie Mae, while we retain the right to service these loans. On occasion, we may sell a portion of our MSR portfolio. A small percentage of our loans are brokered to other lenders or sold on a servicing-released basis to correspondent lenders. We manage the loan funding and the interest rate risk associated with the secondary market loan sales and the retained single family mortgage servicing rights within this business segment.

Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “HMST.”

Recent Developments

On September 28, 2015 we entered into agreement and plan of merger to acquire Orange County Business Bank ("OCBB"), a California chartered banking corporation that operates a single branch from its headquarters location in Irvine, California. The merger agreement calls for payment of merger consideration valued at approximately $55.3 million as of the date of the agreement, including $5.5 million in cash and HomeStreet common stock valued at $49.8 million, subject to certain adjustments if the average closing stock price of our stock as measured pursuant to the agreement falls outside a certain range. The merger is subject to a number of closing conditions, including shareholder approval from OCBB’s shareholders, issuance of a California securities registration permit for the HomeStreet common stock to be issued in the transaction, Nasdaq listing of such shares, the receipt of regulatory approvals, and other customary conditions to closing. We expect the transaction to close late in the fourth quarter of 2015 or early in the first quarter of 2016.

On March 1, 2015, we completed our acquisition of Simplicity and its wholly owned subsidiary, Simplicity Bank, and issued 7,180,005 shares of our common stock as merger consideration to the former stockholders of Simplicity. The shares were issued pursuant to a permit to register shares granted by the California Department of Business Oversight following a fairness hearing by that office that determined that the merger was fair, just and equitable to Simplicity stockholders. Through the merger, HomeStreet acquired seven bank branches in Southern California. At December 31, 2014, Simplicity had assets of approximately $863 million and deposits of approximately $656 million. Simplicity’s principal business activities prior to the merger were attracting retail deposits from the general public, originating or purchasing loans, primarily loans secured by first mortgages on owner-occupied, one-to-four family residences and multi-family residences located in Southern California and, to a lesser extent, commercial real estate, automobile and other consumer loans; and mortgage banking consisting mostly of the origination and sale of fixed-rate, conforming, one-to-four family residential real estate loans in the secondary market, usually with servicing retained. We believe that we will be able to grow the business of the former Simplicity branches by offering additional banking and lending products to former Simplicity customers as well as new customers.

Business Strategy

During 2014, we made significant progress in building a strong foundation for growth and diversification. We grew our Commercial and Consumer Banking segment by expanding our business development capacity and geographic footprint through hiring additional loan officers, by opening three de novo bank branches and through the acquisition of Simplicity in California, which was completed in March 2015. In our Mortgage Banking segment, we continued to build on our heritage as a single family mortgage lender by increasing the number of mortgage lending offices within our current footprint, including significant growth in California, as well as expanding into Arizona, and by targeted hiring throughout our network of mortgage lending offices. We believe the mortgage industry is moving toward a higher ratio of purchase mortgage loans and away from the refinance mortgage loan trend that has dominated residential lending in recent years. Therefore, we have hired additional purchase-oriented lending officers in order to help mitigate the impact of the transition to a purchase mortgage market and reduction in refinancing activity.

We are pursuing the following strategies in our business segments:

Commercial and Consumer Banking. Our Commercial and Consumer Banking strategy involves growth through expansion while improving operations and productivity to drive cost efficiencies. Through our acquisitions of Fortune and YNB in November 2013, we increased our portfolio of commercial business loans and added experienced commercial lending officers and managers. We increased our presence in the Puget Sound area through the Fortune acquisition and expanded into central and eastern Washington through our acquisition of YNB. In March 2015, we gained a foothold in retail banking in Southern California with our acquisition of Simplicity, acquiring 7 retail deposit branches in the Los Angeles area with a significant retail deposit customer base and increasing our portfolio of single family mortgage loans.

In the commercial real estate arena, we plan to expand our business, with a focus on multifamily mortgage origination, including through our Fannie Mae DUS origination and servicing relationships. We also plan to expand beyond our current markets by forming strategic alliances with multifamily property service providers inside and outside our existing lending areas. We expect to continue to benefit from being one of only 25 companies nationally that is an approved Fannie Mae DUS seller and servicer. In addition, we have historically supported our DUS program by providing new construction and short-term bridge loans to experienced borrowers who intend to build or purchase apartment buildings for renovation, which we then seek to replace with permanent financing upon completion of the projects. Through our recent acquisition of Simplicity, we also expect to grow our commercial real estate and residential construction lending in Southern California.

We also originate commercial construction real estate loans, bridge loans and permanent loans for our portfolio, primarily on office, retail, industrial and multifamily property types located within the Company's geographic footprint. During the first quarter of 2015, we launched HomeStreet Commercial Capital, a commercial real estate lending group originating permanent loans up to $10 million in size. The group is based in Orange County, California and will provide permanent financing for a range of commercial real estate loans including multifamily, industrial, retail, office, mobile home parks and self-storage facilities. We also added a team specializing in U.S. Small Business Administration ("SBA") lending also located in Orange County, California. We expect that our pending acquisition of Orange County Business Bank will further grow this area of our business. We also may place loans with capital market sources, such as life insurance companies.

Our Commercial and Consumer Banking strategy also involves the expansion of our retail deposit branch network, primarily focusing on high-growth areas of Puget Sound and by gaining a foothold in the California market, in order to build convenience and market share. In connection with this strategy, we opened three de novo retail deposit branches during 2014 and acquired seven bank branches in Southern California with the acquisition of Simplicity in 2015. We are also in the process of growing our consumer banking business in central and eastern Washington through our 2013 acquisition of YNB, which allowed us to add four retail deposit branches in those regions. We intend to continue to add de novo retail deposit branches in new and existing markets. We seek to meet the financial needs of our consumer and business customers by providing targeted banking products and services, investment services and products, and insurance products through our bank branches and through dedicated investment advisors, insurance agents and business banking officers. We intend to grow our network of retail deposit branches and in turn grow our core deposits and increase business deposits from new cash management and business lending customers.

Mortgage Banking. We have leveraged our reputation for high quality service and reliable loan closing to increase our single family mortgage market share significantly over the last four years. With the 2015 Simplicity acquisition, we expect to expand our existing Southern California single family mortgage origination footprint to attractive new sub-markets. We plan to continue to grow our business in the western U.S. through targeted hiring of loan originators with successful track records and an emphasis on purchase mortgage transactions. We intend to continue to focus on conventional conforming and government insured or guaranteed single family mortgage origination. We also expect to use portfolio lending to complement secondary market lending, particularly for well-qualified borrowers with loan sizes greater than the conventional conforming limits.

Market and Competition

The financial services industry is highly competitive. We compete with banks, savings and loan associations, credit unions, mortgage banking companies, insurance companies, finance companies, and investment and mutual fund companies. In particular, we compete with several financial institutions with greater resources, including the capacity to make larger loans, fund extensive advertising and offer a broader array of products and services. The number of competitors for middle-market business customers has, however, decreased in recent years due to bank failures and consolidations. At the same time, national banks have been focused on larger customers to achieve economies of scale in lending and depository relationships and have also consolidated business banking operations and support and reduced service levels in the Pacific Northwest. We have taken advantage of the failures and takeovers of certain of our competitors by recruiting well-qualified employees and attracting new customers who seek long-term stability, local decision-making, quality services, products and expertise. We believe there is a significant opportunity for a well-capitalized, community-focused bank that emphasizes responsive and personalized service to provide a full range of financial services to small- and middle-market commercial and consumer customers in those markets where we do business. During 2014, we expanded our home loan production into Arizona and opened additional home lending centers in Southern California. Through the 2015 acquisition of Simplicity and the pending acquisition of Orange County Business Bank, we continued to increase our presence in Southern California by adding consumer retail deposit branches and single family mortgage loan production personnel as well as a new commercial banking location.

In addition, we believe we are well positioned to take advantage of changes in the single family mortgage origination and servicing industry that have helped to reduce the number of competitors. The mortgage industry is compliance-intensive and requires significant expertise and internal control systems to ensure mortgage loan origination and servicing providers meet all origination, processing, underwriting, servicing and disclosure requirements. These requirements are causing some competitors to exit the industry. New entrants must make significant investments in experienced personnel and specialized systems to manage the compliance process. These investments represent a significant barrier to entry. In addition, lending in conventional and government guaranteed or insured mortgage products, including Federal Housing Administration ("FHA") and Department of Veterans' Affairs ("VA") loans, requires significantly higher capitalization than had previously been required for mortgage brokers and non-bank mortgage companies.

Our single family mortgage origination and servicing business is highly dependent upon compliance with underwriting and servicing guidelines of Fannie Mae, Freddie Mac, FHA, VA and Ginnie Mae as well as a myriad of federal and state consumer compliance regulations. Our demonstrated expertise in these activities, together with our significant volume of lending in low- and moderate-income areas and direct community investment, contribute to our uninterrupted record of “Outstanding” Community Reinvestment Act (“CRA”) ratings since 1986. We believe our ability to maintain our historically strong compliance culture represents a significant competitive advantage.

Employees

As of June 30, 2015, the Company employed 1,964 full-time equivalent employees.

Where You Can Obtain Additional Information

We file annual, quarterly, current and other reports with the Securities and Exchange Commission (the "SEC"). We make available free of charge on or through our website http://www.homestreet.com all of these reports (and all amendments thereto), as soon as reasonably practicable after we file these materials with the SEC. Please note that the contents of our website do not constitute a part of our reports, and those contents are not incorporated by reference into this report or any of our other securities filings. You may review a copy of our reports, including exhibits and schedules filed therewith, and obtain copies of such materials at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as HomeStreet, that file electronically with the SEC.

THE OFFERING

Common stock outstanding (1)	22,076,533.6
Common stock to be offered by the Selling Shareholders	6,781

(1)
Includes shares of common stock outstanding as of October 13, 2015, but does not include approximately 540,917 shares underlying any outstanding options, of which 540,043 are vested as of the date of this resale prospectus.

The Market For Our Common Stock
Our common stock trades on the Nasdaq Global Market under the symbol HMST.

RISK FACTORS
An investment in our common stock is speculative and involves a high degree of risk. The risks described below represent some of the material risks you should carefully consider before making an investment decision. If any of these risks occur, our business, capital, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the price of our common stock could decline significantly and you could lose all or a part of your investment. The risk factors described below are not the only risks that may affect us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also become important factors that materially adversely affect our business, capital, liquidity, financial condition and results of operations. You should carefully consider the following risk factors, together with the other information contained in this resale prospectus, before purchasing our common stock.
We are growing rapidly, and we may be unable to manage our growth properly.

In 2012, HomeStreet completed its initial public offering of common stock (the “IPO”). At that time HomeStreet had been operating under regulatory orders that had been imposed during the financial crisis of 2007 through 2010 as a result of HomeStreet Bank having experienced operating losses, capital impairment, asset quality deterioration and a number of related operational and management issues. In late 2009 we began recruiting a new management team, and the recapitalization brought about by our IPO, together with aggressive management strategies, helped us substantially improve all of the major aspects of our operations and financial condition. As a result of a combination of these factors, our regulators removed all extraordinary restrictions on our operations by early 2013. In November 2013 we completed the simultaneous acquisitions by merger of Fortune Bank, headquartered in Seattle, and Yakima National Bank, headquartered in Yakima, Washington. In December 2013 we completed the acquisition of two Seattle branches from AmericanWest Bank. In March 2015, we completed the Simplicity merger, in which we acquired Simplicity Bancorp, Inc. and its wholly owned subsidiary Simplicity Bank. That merger represents our third whole-bank acquisition in less than two years. Most recently, we announced in September 2015 that we have entered into an agreement to acquire Orange County Business Bank in a merger that we expect will close in late 2015 or early 2016, subject to certain closing conditions, which represents additional growth in our commercial banking operations. Simultaneously, we have grown our mortgage origination operations opportunistically but quickly, opening new offices in Northern and Southern California starting in 2013, and further expanding our mortgage origination operation into Arizona beginning in the fourth quarter of 2014 and Central California in the second quarter of 2015, while also continuing to grow those operations in the Pacific Northwest. We also expanded our residential construction lending activities, opening a new office in Salt Lake City, Utah and adding production personnel in Southern California during 2014.

At the time we completed our IPO, and after giving effect to the $77.6 million in net proceeds from that offering, based on December 31, 2011 balances, we had total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion, and total loans of approximately $1.5 billion, and we had approximately 600 employees. At June 30, 2015, giving effect to the Simplicity merger, we had total assets of approximately $4.87 billion, total deposits of $3.32 billion, total loans of approximately $3.87 billion, and approximately 1,964 full-time equivalent employees. Further, unlike the Fortune Bank and Yakima National Bank acquisitions, which together resulted in only modest geographic expansion, the Simplicity merger represents a substantial geographic expansion of our commercial and consumer banking operations. We have plans to continue growing strategically, and we may also grow opportunistically from time to time. Growth can present substantial demands on management personnel, line employees, and other aspects of a bank’s operations, and those challenges are particularly pronounced when growth occurs rapidly. We may face difficulties in managing that growth, and we may experience a variety of adverse consequences, including:

•	Loss of or damage to key customer relationships;

•	Distraction of management from ordinary course operations;

•	Costs incurred in the process of vetting potential acquisition candidates which we may not recoup;

•	Loss of key employees or significant numbers of employees;

•	The potential of litigation from prior employers relating to the portability of their employees;

•	Costs associated with opening new offices and systems expansion to accommodate our growth in employees;

•	Increased costs related to hiring, training and providing initial compensation to new employees, which may not be recouped if those employees do not remain with us long enough to be profitable;

•	Challenges in complying with legal and regulatory requirements in new jurisdictions;

•	Inadequacies in our computer systems, accounting policies and procedures, and management personnel (some of which may be difficult to detect until other problems become manifest);

•	Challenges integrating different systems, practices, and customer relationships;

•	An inability to attract and retain personnel whose experience and (in certain circumstances) business relationships promote the achievement of our strategic goals; and

•	Increasing volatility in our operating results as we progress through these initiatives.

The integration of recent and future acquisitions into HomeStreet could consume significant resources, present significant challenges in integration and may not be successful.

In March 2015, we completed the Simplicity merger and are continuing to integrate the Simplicity operations into HomeStreet’s operations. We also anticipate closing the acquisition of Orange County Business Bank by merger in late 2015 or early 2016. There are certain risks related to the integration of the Simplicity operations and the anticipated integration of the Orange County Business Bank operations, and similar risks may arise if we seek out other acquisitions in the near future as we look for ways to continue to grow our business and our market share. Any future acquisition we may undertake may involve numerous risks related to the investigation and consideration of the potential acquisition and the costs of undertaking such a transaction, and each of the Simplicity integration, the proposed Orange County Business Bank integration and integration into HomeStreet or HomeStreet Bank of any other assets or entities we may acquire in the future involve inherent risks, including risks that arise after the transaction is completed. These risks include:

•	Diversion of management's attention from normal daily operations of the business;

•	Difficulties in integrating the operations, technologies, and personnel of the acquired companies;

•	Difficulties in implementing, upgrading and maintaining our internal controls over financial reporting and our disclosure controls and procedures;

•	Inability to maintain the key business relationships and the reputations of acquired businesses;

•	Entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•	Potential responsibility for the liabilities of acquired businesses;

•	Inability to maintain our internal standards, procedures and policies at the acquired companies or businesses; and

•	Potential loss of key employees of the acquired companies.

Difficulties in pursuing or integrating any new acquisitions may increase our costs and adversely impact our financial condition and results of operations. Further, even if we successfully address these factors and are successful in closing acquisitions and integrating our systems with the acquired systems, we may nonetheless experience customer losses, or we may fail to grow the acquired businesses as we intend.

Fluctuations in interest rates could adversely affect the value of our assets and reduce our net interest income and noninterest income, thereby adversely affecting our earnings and profitability.

Interest rates may be affected by many factors beyond our control, including general and economic conditions and the monetary and fiscal policies of various governmental and regulatory authorities. For example, increases in interest rates in early 2014 reduced our mortgage revenues in large part by drastically reducing the market for refinancings, which negatively impacted our noninterest income and, to a lesser extent, our net interest income, as well as demand for our residential loan products and the revenue realized on the sale of loans in the first half of 2014. Our earnings are also dependent on the difference between the interest earned on loans and investments and the interest paid on deposits and borrowings. Changes in market interest rates impact the rates earned on loans and investment securities and the rates paid on deposits and borrowings and may negatively impact our ability to attract deposits, make loans and achieve satisfactory interest rate spreads, which could adversely affect our financial condition or results of operations. In addition, changes to market interest rates may impact the level of loans, deposits and investments and the credit quality of existing loans.

In addition, our securities portfolio includes securities that are insured or guaranteed by U.S. government agencies or government-sponsored enterprises and other securities that are sensitive to interest rate fluctuations. The unrealized gains or losses in our available-for-sale portfolio are reported as a separate component of shareholders' equity until realized upon sale. Future interest rate fluctuations may impact the value of these securities and as a result, shareholders' equity, causing material fluctuations from quarter to quarter. Failure to hold our securities until maturity or until market conditions are favorable for a sale could adversely affect our financial condition.

A significant portion of our noninterest income is derived from originating residential mortgage loans and selling them into the secondary market. That business has benefited from a long period of historically low interest rates. To the extent interest rates rise again, particularly if they rise substantially, we may experience another reduction in mortgage financing of new home purchases and refinancing. These factors have negatively affected our mortgage loan origination volume and our noninterest income in the past and may do so again in the future.

We have recently identified certain deficiencies in our internal controls over financial reporting, and those deficiencies or others that we have not discovered may result in our inability to maintain control over our assets or to identify and accurately report our financial condition, results of operations, or cash flows.

Our internal controls over financial reporting include those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Each year, our management, under the supervision of the Chief Executive Officer and the Chief Financial Officer, conducts an evaluation of the effectiveness of our internal control over financial reporting. Based on this evaluation, our management has concluded that our internal controls over financial reporting were not effective as of December 31, 2014, because of a material weakness in our internal controls related to certain new back office systems, primarily relating to accounts payable processing and payroll processing. Implementation of key systems requires that management perform a thorough risk assessment to adequately assess risk at an appropriate level of detail to allow for (i) the design of controls with the appropriate precision and responsiveness to address those risks, (ii) the timely and effective implementation of controls, including evidence of operating effectiveness, and (iii) effective monitoring of the controls. Management concluded that its risk assessment related to these changes was not comprehensive enough and that sufficient documentation was not maintained. In each of these cases, management determined that no material loss occurred, and that we did not have an actual misstatement of our financial statements. However, management also noted that in the absence of specific management attention, we could have experienced a material loss or could have made a material error in the reporting of our results of operations for the fourth quarter of 2014. Management thus determined that these potential outcomes reflect a material weakness in our internal controls over financial reporting, and that, as a result, our internal controls over financial reporting were not effective as of December 31, 2014.

These deficiencies are discussed in greater detail in our Annual Report on Form 10-K for the year ended December 31, 2014 under Item 9A, “Internal Control over Financial Reporting.” Management has identified and implemented certain remedial measures that we believe will resolve these deficiencies. However, if these measures are not effective, or if our internal controls over financial reporting are subject to additional defects we have not identified, we may be unable to maintain adequate control over our assets, or we may experience material errors in recording our assets, liabilities and results of operations. Further, we reported an unrelated material weakness in our internal controls over financial reporting following the end of our third fiscal quarter of 2014 which was remediated prior to December 31, 2014. Repeated or continuing deficiencies may cause investors to question the reliability of our internal controls or our financial statements, and may result in an erosion of confidence in our management or result in penalties or investigative or other potential enforcement action by the Securities and Exchange Commission.

If we fail to maintain effective systems of internal and disclosure control, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which in turn may harm our business and the trading price of our securities.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As part of our ongoing monitoring of internal control from time to time we have discovered deficiencies in our internal control as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that have required remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.

To support our growth initiatives and to create operating efficiencies the company has implemented, and will continue to implement, new systems and processes. If our project management processes are not sound and adequate resources are not deployed to these implementations we may experience internal control lapses that could expose the company to operating losses.

If we discover additional deficiencies in our internal controls, we may also identify defects in our disclosure controls and procedures that require remediation. If we discover additional deficiencies, we will take affirmative steps to improve our internal and disclosure controls. However, there is no assurance that we will be successful. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations. Ineffective internal and disclosure controls, including the deficiencies identified in this report, could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities or result in penalties or investigative or other potential enforcement action by the Securities and Exchange Commission.

Current economic conditions continue to pose significant challenges for us and could adversely affect our financial condition and results of operations.

We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest and noninterest income that we earn from our mortgage banking and commercial lending businesses. Our operations have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. Although the U.S. economy has continued to improve from the recessionary levels of 2008 and early 2009, economic growth has at times been slow and uneven and there is no guarantee that it will continue at the current pace or at all.

A prolonged period of slow growth in the U.S. economy, or any deterioration in general economic conditions and/or the financial markets resulting from these factors, or any other events or factors that may disrupt or dampen the economic recovery, could materially adversely affect our financial results and condition. If economic conditions do not continue to improve or if the economy worsens and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our credit products, including our mortgages, may fall, reducing our net interest and noninterest income and our earnings.

Housing affordability is directly affected by the level of mortgage interest rates. The housing market recovery has been aided by a protracted period of historically low mortgage interest rates that has made it easier for consumers to qualify for a mortgage and purchase a home. Should mortgage rates substantially increase over current levels, mortgage credit would become more difficult for many consumers to qualify for. This could have a dampening effect on home sales and on home values.

In addition, financial institutions continue to be affected by changing conditions in the real estate and financial markets, along with an arduous and changing regulatory climate in which regulations passed in response to conditions and events during the economic downturn continue to be implemented. Recent improvements in the housing market may not continue, and a return to a recessionary economy could result in financial stress on our borrowers that may result in volatility in home prices, increased foreclosures and significant write-downs of asset values, all of which would adversely affect our financial condition and results of operations.

In particular, we may face risks related to market conditions that may negatively impact our business opportunities and plans, such as:

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Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, resulting in increased delinquencies and default rates on loans and other credit facilities;

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Regulatory scrutiny of the industry could further increase, leading to stricter regulation of our industry that could lead to a higher cost of compliance, limit our ability to pursue business opportunities and increase our exposure to the judicial system and the plaintiff’s bar;

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The models we use to assess the creditworthiness of our customers may prove less reliable than we had anticipated in predicting future behaviors which may impair our ability to make good underwriting decisions;

•	If our forecasts of economic conditions and other economic predictions are not accurate, we may face challenges in accurately estimating the ability of our borrowers to repay their loans;

•	Further erosion in the fiscal condition of the U.S. Treasury may lead to new taxes limiting the ability of the Company to pursue growth and return profits to shareholders; and

•	Future political developments and fiscal policy decisions may create uncertainty in the marketplace.

If recovery from the economic recession slows or if we experience another recessionary dip, our ability to access capital and our business, financial condition and results of operations may be adversely impacted.

Any restructuring or replacement of Fannie Mae and Freddie Mac and changes in existing government-sponsored and federal mortgage programs could adversely affect our business.

We originate and purchase, sell and thereafter service single family and multifamily mortgages under the Fannie Mae, and to a lesser extent the Freddie Mac single family purchase programs and the Fannie Mae multifamily DUS program. In 2008, Fannie Mae and Freddie Mac were placed into conservatorship, and since then Congress, various executive branch agencies and certain large private investors in Fannie Mae and Freddie Mac have offered a wide range of proposals aimed at restructuring these agencies. While the Obama administration and certain members of Congress have called for scaling back the role of the U.S. government in, and promoting the return of private capital to, the mortgage markets and the reduction of the role of Fannie Mae and Freddie Mac in the mortgage markets by, among other things, reducing conforming loan limits, increasing guarantee fees and requiring larger down payments by borrowers with the ultimate goal of winding down Fannie Mae and Freddie Mac, others have focused on ways to bring additional private capital into the system in order to reduce taxpayer risk. We expect that Congress will continue to hold hearings and consider legislation on the future status of Fannie Mae and Freddie Mac, including proposals that would result in Fannie Mae’s liquidation or dissolution.

We cannot be certain if or when Fannie Mae and Freddie Mac ultimately will be restructured or wound down, if or when additional reform of the housing finance market will be implemented or what the future role of the U.S. government will be in the mortgage market, and, accordingly, we will not be able to determine the impact that any such reform may have on us until a definitive reform plan is adopted. However, any restructuring or replacement of

Fannie Mae and Freddie Mac that restricts the current loan purchase programs of those entities may have a material adverse effect on our business and results of operations. Moreover, we have recorded on our balance sheet an intangible asset (mortgage servicing rights, or MSRs) relating to our right to service single and multifamily loans sold to Fannie Mae and Freddie Mac. That MSR asset was valued at $153.2 million at June 30, 2015. Changes in the policies and operations of Fannie Mae and Freddie Mac or any replacement for or successor to those entities that adversely affect our single family residential loan and DUS mortgage servicing assets may require us to record impairment charges to the value of these assets, and significant impairment charges could be material and adversely affect our business.

In addition, our ability to generate income through mortgage sales to institutional investors depends in part on programs sponsored by Fannie Mae, Freddie Mac and Ginnie Mae, which facilitate the issuance of mortgage-backed securities in the secondary market. Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our loan origination and mortgage sales as well as our results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities could negatively impact our results of business, operations and cash flows.

We are subject to more stringent capital requirements under Basel III.

As of January 1, 2015, we are subject to new rules relating to capital standards requirements, including requirements contemplated by Section 171 of the Dodd-Frank Act as well as certain standards initially adopted by the Basel Committee on Banking Supervision, which standards are commonly referred to as Basel III. A substantial portion of these rules applies to both the Company and the Bank, including a requirement that both the Company and the Bank have a common equity Tier 1 capital ratio of 4.5%, a Tier 1 leverage ratio of 4.0%, a Tier 1 risk-based ratio of 6.0% and a total risk-based ratio of 8.0%. In addition, beginning in 2016, both the Company and the Bank will be required to establish a “conservation buffer”, consisting of common equity Tier 1 capital, equal to 2.5%, which means in effect that, once the conservation buffer is fully phased in, in order to prevent certain regulatory restrictions, the common equity Tier 1 capital ratio requirement will be 7.0%, the Tier 1 risk-based ratio requirement will be 8.5% and the total risk-based ratio requirement will be 10.5%. Any institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases and discretionary bonuses to executive officers. The requirement for a conservation buffer will be phased in beginning in 2016 and will take full effect on January 1, 2019.

Beginning in 2015, additional prompt corrective action rules apply to the Bank, including higher and new ratio requirements for the Bank to be considered well-capitalized. The new rules also modify the manner for determining when certain capital elements are included in the ratio calculations. Under the prior capital standards (Basel I), the effects of accumulated other comprehensive income items included in capital are excluded for the purposes of determining regulatory capital ratios. Under Basel III, the effects of certain accumulated other comprehensive items are not excluded; however, banking organizations that are not required to use advanced approaches, including the Company and the Bank, may make a one-time permanent election to continue to exclude these items. The Company and Bank made this election in 2015 in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of the Company's securities portfolio.

In addition, deductions include, for example, the requirement that mortgage servicing rights, certain deferred tax assets not dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from the new common equity Tier 1 capital to the extent that any one such category exceeds 10% of new common equity Tier 1 capital, or all such categories in the aggregate exceed 15% of new common equity Tier 1 capital. Maintaining higher capital levels may result in lower profits for the Company as we will not be able to grow our lending as quickly as we might otherwise be able to do if we were to maintain lower capital levels. See “Regulation and Supervision of Home Street Bank - Capital and Prompt Corrective Action Requirements - New Capital Regulations” in Item 1 of our Form 10-K for the year ended December 31, 2014 filed with the SEC on March 25, 2015.

The sale of approximately 24% of our MSR portfolio in the second quarter of 2014 was consummated in part to facilitate balance sheet and capital management in preparation for Basel III. The application of more stringent capital requirements could, among other things, result in lower returns on invested capital and result in regulatory actions if we were to be unable to comply with such requirements.

We are subject to extensive regulation that may restrict our activities, including declaring cash dividends or capital distributions, and imposes financial requirements or limitations on the conduct of our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities, including the FDIC, the Washington Department of Financial Institutions and the Federal Reserve, and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations to which we are subject are evolving and change frequently. Changes to those laws, rules and regulations are also sometimes retroactively applied. Examination findings by the regulatory agencies may result in adverse consequences to the Company or the Bank. We have, in the past, been subject to specific regulatory orders that constrained our business and required us to take measures that investors may have deemed undesirable, and we may again in the future be subject to such orders if banking regulators were to determine that our operations require such restrictions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the authority to restrict our operations, adversely reclassify our assets, determine the level of deposit premiums assessed and require us to increase our allowance for loan losses.

The Dodd-Frank Act has increased our costs of operations and may have a material negative effect on us.

The Dodd-Frank Act significantly changed the laws as they apply to financial institutions and revised and expanded the rulemaking, supervisory and enforcement authority of federal banking regulators. It is also having a material impact on our relationships with current and future customers.

Some of these changes were effective immediately, although others are still being phased in gradually. In addition, the statute in many instances calls for regulatory rulemaking to implement its provisions. While many of the provisions are now being implemented, such as the Basel III capital standards, not all of the regulations called for by Dodd-Frank have been completed or are in effect, so the precise contours of the law and its effects on us cannot yet be fully understood. The provisions of the Dodd-Frank Act and the subsequent exercise by regulators of their revised and expanded powers thereunder could materially and negatively impact the profitability of our business, the value of assets we hold or the collateral available for our loans, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk. For example, the Dodd-Frank Act imposes a requirement that private securitizers of mortgage and other asset backed securities retain, subject to certain exemptions, not less than five percent of the credit risk of the mortgages or other assets backing the securities. The regulatory agencies published the final Risk Retention rules in December 2014; compliance is required beginning in December 2015 for residential mortgage-backed securitizations and December 2016 for all other securitization types. See “Regulation and Supervision” in Item 1 of our Form 10-K for the year ended December 31, 2014 filed with the SEC on March 25, 2015.

New federal and state legislation, case law or regulatory action may negatively impact our business.

Enacted legislation, including the Dodd-Frank Act, as well as future federal and state legislation, case law and regulations could require us to revise our operations and change certain business practices, impose additional costs, reduce our revenue and earnings and otherwise adversely impact our business, financial condition and results of operations. For instance,

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Recent legislation and court decisions with precedential value could allow judges to modify the terms of residential mortgages in bankruptcy proceedings and could hinder our ability to foreclose promptly on defaulted mortgage loans or expand assignee liability for certain violations in the mortgage loan origination process, any or all of which could adversely affect our business or result in our being held responsible for violations in the mortgage loan origination process.

•
Congress and various regulatory authorities have proposed programs that would require a reduction in principal balances of “underwater” residential mortgages, which if implemented would tend to reduce loan servicing income and which might adversely affect the carrying values of portfolio loans.

These or other judicial decisions or legislative actions, if upheld or implemented, may limit our ability to take actions that may be essential to preserve the value of the mortgage loans we service or hold for investment. Any restriction on our ability to foreclose on a loan, any requirement that we forego a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms may require us to advance principal, interest, tax and insurance payments, which would negatively impact our business, financial condition, liquidity and results of operations. Given the relatively high percentage of our business that derives from originating residential mortgages, any such actions are likely to have a significant impact on our business, and the effects we experience will likely be disproportionately high in comparison to financial institutions whose residential mortgage lending is more attenuated.

In addition, while these legislative and regulatory proposals and courts decisions generally have focused primarily, if not exclusively, on residential mortgage origination and servicing, other laws and regulations may be enacted that affect the manner in which we do business and the products and services that we provide, restrict our ability to grow through acquisition, restrict our ability to compete in our current business or expand into any new business, and impose additional fees, assessments or taxes on us or increase our regulatory oversight.

Policies and regulations enacted by CFPB may negatively impact our residential mortgage loan business and compliance risk.

Our consumer business, including our mortgage, credit card, and other consumer lending and non-lending businesses, may be adversely affected by the policies enacted or regulations adopted by the Consumer Financial Protection Bureau (CFPB) which under the Dodd-Frank Act has broad rulemaking authority over consumer financial products and services. For example, in January 2014 new federal regulations promulgated by the CFPB took effect which impact how we originate and service residential mortgage loans. Those regulations, among other things, require mortgage lenders to assess and document a borrower’s ability to repay their mortgage loan. The regulations provide borrowers the ability to challenge foreclosures and sue for damages based on allegations that the lender failed to meet the standard for determining the borrower’s ability to repay their loan. While the regulations include presumptions in favor of the lender based on certain loan underwriting criteria, it is uncertain how these presumptions will be construed and applied by courts in the event of litigation. The ultimate impact of these new regulations on the lender’s enforcement of its loan documents in the event of a loan default, and the cost and expense of doing so, is uncertain, but may be significant. In addition, the secondary market demand for loans that do not fall within the presumptively safest category of a “qualified mortgage” as defined by the CFPB is uncertain. The 2014 regulations also require changes to certain loan servicing procedures and practices, which result in increased foreclosure costs and longer foreclosure timelines in the event of loan default, and failure to comply with the new servicing rules may result in additional litigation and compliance risk. On November 20, 2013, the CFPB released its Final Integrated Disclosure Rule (“Rule”) that will now become effective on October 3, 2015 following a recent two month extension on effectiveness from the CFPB. Among other things, the new rule requires lenders to combine the initial Good Faith Estimate and Initial Truth in Lending (“TIL”) disclosures into a single new Loan Estimate disclosure and the HUD-1 and Final TIL disclosures into a single new Closing Disclosure. The definition of an application and timing requirements will also change, and a new Closing Disclosure waiting period has been added. These changes, along with other changes required by the Rule, will require significant systems modifications, process and procedures changes and training. Failure to comply with these new requirements may result in penalties for disclosure violations under the Real Estate Settlement Procedures Act (“RESPA”) and the Truth In Lending Act (“TILA”), and private right of action under TILA.

In addition, the CFPB recently proposed additional rules under the Home Mortgage Disclosure Act (“HMDA”) that are intended to improve information reported about the residential mortgage market and increase disclosure about consumer access to mortgage credit. As drafted, the proposed updates to the HMDA increase the types of dwelling-secured loans that would be subject to the disclosure requirements of the rule and expand the categories of information that financial institutions such as the Bank would be required to report with respect to such loans and such borrowers, including potentially sensitive customer information. If implemented, these changes would increase our compliance costs due to the need for additional resources to meet the enhanced disclosure requirements, including additional personnel and training costs as well as informational systems to allow the Bank to properly capture and report the additional mandated information. The anticipated volume of new data that would be required to be reported under the updated rules would also cause the Bank to face an increased risk of errors in the information. More importantly, because of the sensitive nature of some of the additional customer information to be included in such reports, the Bank would face a higher potential for a security breach resulting in the disclosure of sensitive customer information in the event the HMDA reporting files were obtained by an unauthorized party. The comment period for these proposed rules closed on October 29, 2014 and the final rules have not yet been released.

While the full impact of CFPB's activities on our business is still unknown, we anticipate that the proposed rule change under the HMDA and other CFPB actions that may follow may increase our compliance costs and require changes in our business practices as a result of new regulations and requirements and could limit the products and services we are able to provide to customers. We are unable to predict whether U.S. federal, state or local authorities, or other pertinent bodies, will enact legislation, laws, rules, regulations, handbooks, guidelines or similar provisions that will affect our business or require changes in our practices in the future, and any such changes could adversely affect our cost of doing business and profitability.

Our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and we use estimates in determining the fair value of certain of our assets, which estimates may prove to be imprecise and result in significant changes in valuation.

A portion of our assets are carried on the balance sheet at fair value, including investment securities available for sale, mortgage servicing rights related to single family loans and single family loans held for sale. Generally, for assets that are reported at fair value, we use quoted market prices or internal valuation models that utilize observable market data inputs to estimate their fair value. In certain cases, observable market prices and data may not be readily available or their availability may be diminished due to market conditions. We use financial models to value certain of these assets. These models are complex and use asset-specific collateral data and market inputs for interest rates. Although we have processes and procedures in place governing internal valuation models and their testing and calibration, such assumptions are complex as we must make judgments about the effect of matters that are inherently uncertain. Different assumptions could result in significant changes in valuation, which in turn could affect earnings or result in significant changes in the dollar amount of assets reported on the balance sheet.

HomeStreet, Inc. primarily relies on dividends from the Bank and payment of dividends by the Bank may be limited by applicable laws and regulations.

HomeStreet, Inc. is a separate legal entity from the Bank, and although we may receive some dividends from HomeStreet Capital Corporation, the primary source of our funds from which we service our debt, pay any dividends that we may declare to our shareholders and otherwise satisfy our obligations is dividends from the Bank. The availability of dividends from the Bank is limited by various statutes and regulations, as well as by our policy of retaining a significant portion of our earnings to support the Bank's operations. New capital rules impose more stringent capital requirements to maintain “well capitalized” status which may additionally impact the Bank’s ability to pay dividends to the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Capital Management - New Capital Regulations” as well as “Regulation of Home Street Bank - Capital and Prompt Corrective Action Requirements - New Capital Rules” in Item 1 of our Form 10-K for the year ended December 31, 2014 filed with the SEC on March 25, 2015. If the Bank cannot pay dividends to us, we may be limited in our ability to service our debts, fund the Company's operations and acquisition plans and pay dividends to the Company's shareholders. While the Company has made special dividend distributions to its public shareholders in prior quarters, the Company has not adopted a dividend policy and the board of directors has determined that it was in the best interests of the shareholders not to declare a dividend to be paid for each of the last six quarters. As such, our dividends are not regular and are subject to restriction due to cash flow limitations, capital requirements, capital needs of the business or other factors.

We cannot assure you that we will remain profitable.

We have sustained significant losses in the past and our profitability has declined in recent quarters. We cannot guarantee that we will remain profitable or be able to maintain the level of profit we are currently experiencing. Many factors determine whether or not we will be profitable, and our ability to remain profitable is threatened by a myriad of issues, including:

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Increases in interest rates may limit our ability to make loans, decrease our net interest income and noninterest income, reduce demand for loans, increase the cost of deposits and otherwise negatively impact our financial situation;

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Volatility in mortgage markets, which is driven by factors outside of our control such as interest rate changes, housing inventory and general economic conditions, may negatively impact our ability to originate loans and change the fair value of our existing loans and servicing rights;

•	Changes in regulations may negatively impact the Company or the Bank and may limit our ability to offer certain products or services or may increase our costs of compliance;

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Increased costs from growth through acquisition could exceed the income growth anticipated from these opportunities, especially in the short term as these acquisitions are integrated into our business;

•	Increased costs for controls over data confidentiality, integrity, and availability due to growth or to strengthen the security profile of our computer systems and computer networks;

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Changes in government-sponsored enterprises and their ability to insure or to buy our loans in the secondary market may result in significant changes in our ability to recognize income on sale of our loans to third parties;

•	Competition in the mortgage market industry may drive down the interest rates we are able to offer on our mortgages, which will negatively impact our net interest income;

•	Changes in the cost structures and fees of government-sponsored enterprises to whom we sell many of these loans may compress our margins and reduce our net income and profitability; and

•	Our hedging strategies to offset risks related to interest rate changes may not prove to be successful and may result in unanticipated losses for the Company.

These and other factors may limit our ability to generate revenue in excess of our costs, which in turn may result in a lower rate of profitability or even substantial losses for the Company.

Federal, state and local consumer protection laws may restrict our ability to offer and/ or increase our risk of liability with respect to certain products and services and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain practices considered “predatory” or “unfair and deceptive”. These laws prohibit practices such as steering borrowers away from more affordable products, failing to disclose key features, limitations, or costs related to products and services, selling unnecessary insurance to borrowers, repeatedly refinancing loans, imposing excessive fees for overdrafts, and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans or engage in deceptive practices, but these laws and regulations create the potential for liability with respect to our lending, servicing, loan investment and deposit taking activities. As a company with a significant mortgage banking operation, we also, inherently, have a significant amount of risk of noncompliance with fair lending laws and regulations. These laws and regulations are complex and require vigilance to ensure that policies and practices do not create disparate impact on our customers or that our employees do not engage in overt discriminatory practices. Noncompliance can result in significant regulatory actions including, but not limited to, sanctions, fines or referrals to the Department of Justice. As we offer products and services to customers in additional states, we may become subject to additional state and local laws designed to protect consumers. The additional laws and regulations may increase our cost of doing business, and ultimately may prevent us from making certain loans, offering certain products, and may cause us to reduce the average percentage rate or the points and fees on loans and other products and services that we do provide.

The significant concentration of real estate secured loans in our portfolio has had and may continue to have a negative impact on our asset quality and profitability.

Substantially all of our loans are secured by real property. Our real estate secured lending is generally sensitive to national, regional and local economic conditions, making loss levels difficult to predict. Declines in real estate sales and prices, significant increases in interest rates, and a degeneration in prevailing economic conditions may result in higher than expected loan delinquencies, foreclosures, problem loans, OREO, net charge-offs and provisions for credit and OREO losses. Although real estate prices are stable in the markets in which we operate, if market values decline, the collateral for our loans may provide less security and our ability to recover the principal, interest and costs due on defaulted loans by selling the underlying real estate will be diminished, leaving us more likely to suffer additional losses on defaulted loans. Such declines may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more geographically diversified.

Worsening conditions in the real estate market and higher than normal delinquency and default rates on loans could cause other adverse consequences for us, including:

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The reduction of cash flows and capital resources, as we are required to make cash advances to meet contractual obligations to investors, process foreclosures, and maintain, repair and market foreclosed properties;

•	Declining mortgage servicing fee revenues because we recognize these revenues only upon collection;

•	Increasing loan servicing costs;

•	Declining fair value on our mortgage servicing rights; and

•	Declining fair values and liquidity of securities held in our investment portfolio that are collateralized by mortgage obligations.

Our allowance for loan losses may prove inadequate or we may be negatively affected by credit risk exposures. Future additions to our allowance for loan losses will reduce our earnings.

Our business depends on the creditworthiness of our customers. As with most financial institutions, we maintain an allowance for loan losses to provide for defaults and nonperformance, which represents management's best estimate of probable incurred losses inherent in the loan portfolio. Management's estimate is the result of our continuing evaluation of specific credit risks and loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, industry concentrations and other factors that may indicate future loan losses. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and judgment and requires us to make estimates of current credit risks and future trends, all of which may undergo material changes. Generally, our nonperforming loans and OREO reflect operating difficulties of individual borrowers and weaknesses in the economies of the markets we serve. This allowance may not be adequate to cover actual losses, and future provisions for losses could materially and adversely affect our financial condition, results of operations and cash flows.

In addition, as a result of our acquisitions of Simplicity Bank on March 1, 2015 and Fortune Bank, Yakima National Bank and two branches of AmericanWest Bank in the second half of 2013, we have added the loans previously held by the acquired companies or related to the acquired branches to our books. We expect that the acquisition of Orange County Business Bank, which we anticipate completing in late 2015 or early 2016, and any other future acquisitions we may make will have a similar result. Although we review loan quality as part of our due diligence in considering any acquisition, the addition of such loans may increase our credit risk exposure, requiring an increase in our allowance for loan losses or we may experience adverse effects to our financial condition, results of operations and cash flows stemming from losses on those additional loans.

Our real estate lending also exposes us to environmental liabilities.

In the course of our business, it is necessary to foreclose and take title to real estate, which could subject us to environmental liabilities with respect to these properties. Hazardous substances or waste, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. We could be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at such properties. The costs associated with investigation or remediation activities could be substantial and could substantially exceed the value of the real property. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. We may be unable to recover costs from any third party. These occurrences may materially reduce the value of the affected property, and we may find it difficult or impossible to use or sell the property prior to or following any environmental remediation. If we ever become subject to significant environmental liabilities, our business, financial condition and results of operations could be materially and adversely affected.

A failure in or breach of our security systems or infrastructure, or those of our third party vendors and other service providers, resulting from cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

Information security risks for financial institutions have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties. Those parties also may attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential information in order to gain access to our data or that of our customers. Our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks, either managed directly by us or through our data processing vendors. In addition, to access our products and services, our customers may use personal smartphones, tablet PCs, and other mobile devices that are beyond our control systems. Although we believe we have robust information security procedures and controls, we are heavily reliant on our third party vendors, and our vendors’ or our own technologies, systems, networks and our customers' devices may become the target of cyber-attacks, computer viruses, malicious code, unauthorized access, hackers or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of Company or our customers' confidential, proprietary and other information, or otherwise disrupt the Company's or its customers' or other third parties' business operations.

Third parties with which we do business or that facilitate our business activities, including exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints. In addition, some of our primary third party service providers may be subject to enhanced regulatory scrutiny due to regulatory findings during examinations of such service provider(s) conducted by federal regulators. While we have and will subject such vendor(s) to higher scrutiny and monitor any corrective measures that the vendor(s) are taking or would undertake, we are not able to fully mitigate any risk which could result from a breach or other operational failure caused by this, or any other vendor’s breach.

To date we are not aware of any material losses relating to cyber-attacks or other information security breaches, but there can be no assurance that we will not suffer such attacks and losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, our plans to continue to implement our Internet banking and mobile banking channel, our expanding operations and the outsourcing of a significant portion of our business operations. As a result, cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect customer information, our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for the Company. As cyber threats continue to evolve, we may be required to expend significant additional resources to insure, to continue to modify or enhance our protective measures or to investigate and remediate important information security vulnerabilities, however, our measures may be insufficient to prevent physical .and electronic break-ins, denial of service and other cyber-attacks or security breaches.

Disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber-attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in customer attrition, financial losses, the inability of our customers to transact business with us, violations of applicable privacy and other laws, regulatory fines, penalties or intervention, additional regulatory scrutiny, reputational damage, litigation, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially and adversely affect our results of operations or financial condition.

The network and computer systems on which we depend could fail or experience security breaches.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct a part of our business over the Internet and outsource several critical functions to third parties, operations will depend on our ability, as well as the ability of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations may compromise our ability to perform critical functions in a timely manner and could have a material adverse effect on our business, financial condition and results of operations as well as our reputation and customer or vendor relationships.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

The failure to protect our customers’ confidential information and privacy could adversely affect our business.

We are subject to state and federal privacy regulations and confidentiality obligations that, among other things restrict the use and dissemination of, and access to, the information that we produce, store or maintain in the course of our business. We also have contractual obligations to protect certain confidential information we obtain from our existing vendors and customers. These obligations generally include protecting such confidential information in the same manner and to the same extent as we protect our own confidential information, and in some instances may impose indemnity obligations on us relating to unlawful or unauthorized disclosure of any such information.
The actions we may take in order to promote compliance with these obligations vary by business segment and may change over time, but may include, among other things:

•	Training and educating our employees and independent contractors regarding our obligations relating to confidential information;

•	Monitoring changes in state or federal privacy and compliance requirements;

•	Drafting and enforcing appropriate contractual provisions into any contract that raises proprietary and confidentiality issues;

•	Maintaining secure storage facilities and protocols for tangible records;

•	Physically and technologically securing access to electronic information;

•	Performing vulnerability scanning and penetration testing of our computer systems and computer networks to identify potential weaknesses and to develop mitigating controls; and

•	In the event of a security breach, providing credit monitoring or other services to affected customers.
If we do not properly comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory sanctions, penalties or fines, increased compliance costs, litigation and damage to our reputation, which in turn could result in decreased revenues and loss of customers, all of which would have a material adverse effect on our business, financial condition and results of operations.

Our operations could be interrupted if our third-party service and technology providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend, and will continue to depend, to a significant extent, on a number of relationships with third-party service and technology providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If these third-party service providers, or if any parties to whom our third party service providers have subcontracted services, experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted and our operating expenses may be materially increased. If an interruption were to continue for a significant period of time, our business financial condition and results of operations could be materially adversely affected. Additionally, if our third-party service and technology providers, including our mortgage loan origination technology provider, fail to update their systems or services in a timely manner to reflect new or changing regulation, our ability to meet regulatory requirements may be impacted and may expose us to heightened regulatory scrutiny and the potential for payment of monetary penalties.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many national vendors provide turn-key services to community banks, such as Internet banking and remote deposit capture that allow smaller banks to compete with institutions that have substantially greater resources to invest in technological improvements. We may not be able, however, to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We may be required to recognize impairment with respect to investment securities, including the FHLB stock we hold.

Our securities portfolio currently includes securities with unrecognized losses. We may continue to observe declines in the fair market value of these securities. We evaluate the securities portfolio for any other than temporary impairment each reporting period. In addition, as a condition of membership in the Federal Home Loan Bank of Des Moines (the “FHLB”), we are required to purchase and hold a certain amount of FHLB stock. Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. Our FHLB stock is carried at cost and is subject to recoverability testing under applicable accounting standards. Future negative changes to the financial condition of the FHLB may require us to recognize an impairment charge with respect to such holdings. See “Regulation and Supervision” in Item 1 of our Form 10-K for the year ended December 31, 2014 filed with the SEC on March 25, 2015.

A change in federal monetary policy could adversely impact our mortgage banking revenues.

The Federal Reserve is responsible for regulating the supply of money in the United States, and as a result its monetary policies strongly influence our costs of funds for lending and investing as well as the rate of return we are able to earn on those loans and investments, both of which impact our net interest income and net interest margin. The Federal Reserve Board's interest rate policies can also materially affect the value of financial instruments we hold, including debt securities and mortgage servicing rights, or MSRs. These monetary policies can also negatively impact our borrowers, which in turn may increase the risk that they will be unable to pay their loans according to the terms or be unable to pay their loans at all. We have no control over the monetary policies of the Federal Reserve Board and cannot predict when changes are expected or what the magnitude of such changes may be.

For example, as a result of the Federal Reserve Board's concerns regarding continued slow economic growth, the Federal Reserve Board, in 2008 implemented its standing monetary policy known as “quantitative easing,” a program involving the purchase of mortgage backed securities and United States Treasury securities, the volume of which was aligned with specific economic targets or measures intended to bolster the U.S. economy. Although the Federal Reserve Board has ended quantitative easing, it still holds the securities purchased during the program and, if economic conditions worsened, could revive that program.

Because a substantial portion of our revenues and our net income historically have been, and in the foreseeable future are expected to be, derived from gain on the origination and sale of mortgage loans and on the continuing servicing of those loans, the Federal Reserve Board's monetary policies may have had the effect of supporting higher revenues than might otherwise be available. If the rebound in employment and real wages is not adequate to offset the termination of the program, or if the Federal Reserve begins selling off the securities it has accumulated, we may see a reduction in mortgage originations throughout the United States, and may see a corresponding rise in interest rates, which could reduce our mortgage origination revenues and in turn have a material adverse impact upon our business.

A substantial portion of our revenue is derived from residential mortgage lending which is a market sector that experiences significant volatility.

A substantial portion of our consolidated net revenues (net interest income plus noninterest income) are derived from originating and selling residential mortgages. Residential mortgage lending in general has experienced substantial volatility in recent periods. An increase in interest rates in the second quarter of 2013 resulted in a significant adverse impact on our business and financial results due primarily to a related decrease in volume of loan originations, especially refinancings. The Federal Reserve has indicated that interest rates may rise again as early as the fourth quarter of 2015. Any such increase in interest rates may materially and adversely affect our future loan origination volume, margins, and the value of the collateral securing our outstanding loans, may increase rates of borrower default, and may otherwise adversely affect our business. Additionally, in recent periods we have experienced very low levels of homes available for sale in many of the markets in which we operate. The lack of housing inventory has had a downward impact on the volume of mortgage loans that we originate.  Further, it has resulted in elevated costs, as a significant amount of loan processing and underwriting that we perform are to qualifying borrowers for mortgage loan transactions that never materialize. The lack of inventory of homes for sale may continue to have an adverse impact on mortgage loan volumes into the foreseeable future.

We may incur losses due to changes in prepayment rates.

Our mortgage servicing rights carry interest rate risk because the total amount of servicing fees earned, as well as changes in fair-market value, fluctuate based on expected loan prepayments (affecting the expected average life of a portfolio of residential mortgage servicing rights). The rate of prepayment of residential mortgage loans may be influenced by changing national and regional economic trends, such as recessions or depressed real estate markets, as well as the difference between interest rates on existing residential mortgage loans relative to prevailing residential mortgage rates. Changes in prepayment rates are therefore difficult for us to predict. An increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest and principal of their obligations. During periods of declining interest rates, many residential borrowers refinance their mortgage loans. The loan administration fee income (related to the residential mortgage loan servicing rights corresponding to a mortgage loan) decreases as mortgage loans are prepaid. Consequently, the fair value of portfolios of residential mortgage loan servicing rights tend to decrease during periods of declining interest rates, because greater prepayments can be expected and, as a result, the amount of loan administration income received also decreases.

We may incur significant losses as a result of ineffective hedging of interest rate risk related to our loans sold with a reservation of servicing rights.

Both the value our single family mortgage servicing rights, or MSRs, and the value of our single family loans held for sale changes with fluctuations in interest rates, among other things, reflecting the changing expectations of mortgage prepayment activity. To mitigate potential losses of fair value of single family loans held for sale and MSRs related to changes in interest rates, we actively hedge this risk with financial derivative instruments. Hedging is a complex process, requiring sophisticated models, experienced and skilled personnel and continual monitoring. Changes in the value of our hedging instruments may not correlate with changes in the value of our single family loans held for sale and MSRs, and we could incur a net valuation loss as a result of our hedging activities. Following the expansion of our single family mortgage operations in early 2012 through the addition of a significant number of single family mortgage origination personnel, the volume of our single family loans held for sale and MSRs has increased. The increase in volume in turn increases our exposure to the risks associated with the impact of interest rate fluctuations on single family loans held for sale and MSRs.

Changes in fee structures by third party loan purchasers and mortgage insurers may decrease our loan production volume and the margin we can recognize on conforming home loans, and may adversely impact our results of operations.

Certain third party loan purchasers revised their fee structures in the third quarter of 2013 and increased the costs of doing business with them. For example, certain purchasers of conforming loans, including Fannie Mae and Freddie Mac, raised costs of guarantee fees and other required fees and payments. These changes increased the cost of mortgages to consumers and the cost of selling conforming loans to third party loan purchasers which in turn decreased our margin and negatively impacted our profitability. Additionally, the FHA raised costs for premiums and extended the period for which private mortgage insurance is required on a loan purchased by them. Additional changes in the future from third party loan purchasers may have a negative impact on our ability to originate loans to be sold because of the increased costs of such loans and may decrease our profitability with respect to loans held for sale. In addition, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these third party loan purchasers could negatively impact our results of business, operations and cash flows.

If we breach any of the representations or warranties we make to a purchaser or securitizer of our mortgage loans or MSRs, we may be liable to the purchaser or securitizer for certain costs and damages.

When we sell or securitize mortgage loans in the ordinary course of business, we are required to make certain representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. Our agreements require us to repurchase mortgage loans if we have breached any of these representations or warranties, in which case we may be required to repurchase such loan and record a loss upon repurchase and/or bear any subsequent loss on the loan. We may not have any remedies available to us against a third party for such losses, or the remedies available to us may not be as broad as the remedies available to the purchaser of the mortgage loan against us. In addition, if there are remedies against a third party available to us, we face further risk that such third party may not have the financial capacity to perform remedies that otherwise may be available to us. Therefore, if a purchaser enforces remedies against us, we may not be able to recover our losses from a third party and may be required to bear the full amount of the related loss.

If repurchase and indemnity demands increase on loans or MSRs that we sell from our portfolios, our liquidity, results of operations and financial condition will be adversely affected.

If we breach any representations or warranties or fail to follow guidelines when originating a FHA/HUD-insured loan or a VA-guaranteed loan, we may lose the insurance or guarantee on the loan and suffer losses, pay penalties, and/or be subjected to litigation from the federal government.

We originate and purchase, sell and thereafter service single family loans that are insured by FHA/HUD or guaranteed by the VA. We certify to the FHA/HUD and the VA that the loans meet their requirements and guidelines. The FHA/HUD and VA audit loans that are insured or guaranteed under their programs, including audits of our processes and procedures as well as individual loan documentation. Violations of guidelines can result in monetary penalties or require us to provide indemnifications against loss or loans declared ineligible for their programs. In the past, monetary penalties and losses from indemnifications have not created material losses to the Bank. As a result of the housing crisis, the FHA/HUD has stepped up enforcement initiatives. In addition to regular

FHA/HUD audits, HUD's Inspector General has become active in enforcing FHA regulations with respect to individual loans and has partnered with the Department of Justice ("DOJ") in filing lawsuits against lenders for systemic violations. The penalties resulting from such lawsuits can be much more severe, since systemic violations can be applied to groups of loans and penalties may be subject to treble damages. The DOJ has used the Federal False Claims Act and other federal laws and regulations in prosecuting these lawsuits. Because of our significant origination of FHA/HUD insured and VA guaranteed loans, if the DOJ were to find potential violations by the Bank, we could be subject to material monetary penalties and/or losses, and may even be subject to lawsuits alleging systemic violations which could result in treble damages.

We may face risk of loss if we purchase loans from a seller that fails to satisfy its indemnification obligations.

We generally receive representations and warranties from the originators and sellers from whom we purchase loans and servicing rights such that if a loan defaults and there has been a breach of such representations and warranties, we may be able to pursue a remedy against the seller of the loan for the unpaid principal and interest on the defaulted loan. However, if the originator and/or seller breach such representations and warranties and does not have the financial capacity to pay the related damages, we may be subject to the risk of loss for such loan as the originator or seller may not be able to pay such damages or repurchase loans when called upon by us to do so. Currently, we only purchase loans from WMS Series LLC, an affiliated business arrangement with certain Windermere real estate brokerage franchise owners.

Some provisions of our articles of incorporation and bylaws and certain provisions of Washington law may deter takeover attempts, which may limit the opportunity of our shareholders to sell their shares at a favorable price.

Some provisions of our articles of incorporation and bylaws may have the effect of deterring or delaying attempts by our shareholders to remove or replace management, to commence proxy contests, or to effect changes in control. These provisions include:

•	A classified board of directors so that only approximately one third of our board of directors is elected each year;

•	Elimination of cumulative voting in the election of directors;

•	Procedures for advance notification of shareholder nominations and proposals;

•	The ability of our board of directors to amend our bylaws without shareholder approval; and

•
The ability of our board of directors to issue shares of preferred stock without shareholder approval upon the terms and conditions and with the rights, privileges and preferences as the board of directors may determine.

In addition, as a Washington corporation, we are subject to Washington law which imposes restrictions on some transactions between a corporation and certain significant shareholders. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

USE OF PROCEEDS
We will not receive any proceeds upon the sale by the Selling Shareholder of the Shares covered by this prospectus. We will pay for the cost of registering the Shares in this offering

SELLING SHAREHOLDERS
All of the shares offered hereby are shares of our common stock which were issued to certain of our employees and executive officers and employees and executive officers of our wholly owned subsidiary HomeStreet Bank who purchased shares under the Registrant’s 401(k) Pension and Profit Sharing Plan (the “Plan”) during the period between April 14, 2015 and the date of this prospectus. The Selling Shareholders purchased shares of our common stock through their Plan accounts in transactions that were exempt from registration under the Securities Act of 1933, as amended, on account of the exemption available to persons other than an issuer, underwriter or dealer, as provided in Section 4(a)(1) of the Act. The registrant has determined, however, that questions exist whether the Plan is appropriately characterized as a non-affiliate of the registrant and, accordingly, has filed this prospectus in order to address the possibility that the Selling Shareholders are not entitled to rely on Securities Act Rule 144 until they have held such securities for at least six months from the date of purchase. Accordingly, this resale prospectus and the registration statement on Form S-8 to which it relates is intended in part to register for resale all shares acquired by Plan participants within the past six months, other than for participants who elected not to be treated as Selling Shareholders hereunder.
The Selling Shareholders are unnamed non-affiliate Plan participants who purchased fewer than 1,000 shares under the Plan during the period from April 14, 2015 to the date of this prospectus may use this resale prospectus to sell up to 1,000 shares of such stock purchased in that period through the Plan. No affiliates of the Company are Selling Shareholders, and none of the Selling Shareholders purchased 1,000 shares or more during the prior six months. The total number of shares that may be sold pursuant to this resale prospectus is less than 1% of the total outstanding common stock of the Company as of October 14, 2015.

PLAN OF DISTRIBUTION
The Selling Shareholders, or the Plan on behalf of one or more of the Selling Shareholders, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders, or the Plan acting on behalf of the Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
The Selling Shareholders, or the Plan acting on behalf of the Selling Shareholders, may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Shareholders, or the Plan acting on behalf of the Selling Shareholder, may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder or the Plan on behalf of the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts relating to sales of the Shares to exceed what is customary in the types of transactions involved.
In connection with the sale of our common stock or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Any of the Selling Shareholders, including the Plan acting on behalf of such Selling Shareholder, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are not aware of any agreement or understanding, directly or indirectly, between any Selling Shareholder and any other person to distribute the common stock.
Because any of the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, each will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are not aware of any Selling Shareholder having entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders, although the Plan may make sales on behalf of the Selling Shareholders.
The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
We will not receive any proceeds from any sale of the Shares by the Selling Shareholders.
LEGAL MATTERS
The validity of the securities offered hereby and certain other legal matters in connection therewith will be passed upon for us and the Selling Shareholders by Davis Wright Tremaine LLP, Seattle, Washington.
EXPERTS
The 2014 and 2013 consolidated financial statements and the retrospective adjustments to the 2012 financial statement disclosures incorporated by reference in this Prospectus from HomeStreet, Inc.'s Annual Report on Form 10-K, and the effectiveness of HomeStreet, Inc.'s internal control over financial reporting as of December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the 2014 and 2013 consolidated financial statements, (2) express an unqualified opinion on the retrospective adjustments to the 2012 financial statement disclosures, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness). Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows of HomeStreet, Inc. and subsidiaries for the year ended December 31, 2012, except as to Note 19, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE
SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	our Current Report on Form 8-K filed on September 28, 2015; and

•	The description of our capital stock contained in our Registration Statements on Form 8A filed with the SEC on February 10, 2012.

We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and we make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

We will provide without charge to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in the prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Godfrey B Evans
General Counsel
HomeStreet, Inc.
601 Union Street, Suite 2000
Seattle, WA 98101
(206) 623-3050

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus may be used only where it is legal to sell the common stock of HomeStreet, Inc. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of the common stock of HomeStreet, Inc.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by HomeStreet, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
(a)    The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (File No. 001-35424), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 10, 2012, including any amendments or reports filed for the purpose of updating this description.

(b)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on March 25, 2015;

(c)    The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, filed with the Commission on May 11, 2015 and August 6, 2015, respectively; and

(d)    The Registrant’s Current Reports on Form 8-K filed with the Commission on September 28, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.
Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act, or the WBCA, authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article 10 of our Amended and Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Company also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose.
Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 7 of our Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Company and its shareholders.

In addition to the indemnification provided by our bylaws, prior to the closing of this offering, we will have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, will require us to indemnify these directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person’s services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, that could apply even in the event we are not required to indemnify the insured person.
The above discussion of the WBCA and the Registrant’s Amended and Restated Bylaws and Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to the WBCA, the Amended and Restated Bylaws and the Amended and Restated Articles of Incorporation.
Item 7. Exemption from Registration Claimed.

Due to an oversight in the method by which the Plan acquired shares for the benefit of the participants following an amendment of the Plan that occurred on July 26, 2012, the shares of the Registrant’s common stock being offered for resale pursuant to the resale prospectus of this Registration Statement on Form S-8 were neither registered nor exempt from registration under the Securities Act of 1933, as amended

Item 8. Exhibits.

Exhibit Number
Exhibit Description
4.1(1)	Form of Common Stock Certificate

4.2(2)
HomeStreet, Inc. 401(k) Savings Plan, restated as of January 1, 2011, and amendments to the HomeStreet, Inc. 401(k) Savings Plan adopted as of February 24, 2011, November 1, 2011, January 1, 2012, July 26, 2012, September 1, 2012 and January 1, 2014

4.3(3)	Amendment to the HomeStreet, Inc. 401(k) Savings Plan adopted as of January 1, 2015

5.1	Opinion of Davis Wright Tremaine LLP

5.2	IRS Determination Letter dated November 15, 2013

23.1	Consent of Davis Wright Tremaine LLP (Included in its opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (Included on the signature page of the Registration Statement)

(1)	Filed as an exhibit to HomeStreet, Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (SEC File No. 333-173980) filed on August 9, 2011, and incorporated herein by reference.
(2)	Filed as an exhibit to HomeStreet, Inc.’s Annual Report on Form 10-K (SEC File No. 001-35424) filed on March 17, 2014, and incorporated herein by reference.
(3)	Filed as an exhibit to HomeStreet, Inc.’s Annual Report on Form 10-K (SEC File No. 001-35424) filed on March 25, 2015, and incorporated herein by reference.

The Company will submit or has submitted the Plan and any amendment to the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 14th day of October, 2015.

HomeStreet, Inc.

/s/ Mark K. Mason
Mark K. Mason
President and Chief Executive Officer

HomeStreet, Inc.

/s/ Melba Bartels
Melba Bartels
Chief Financial Officer

HomeStreet, Inc. 401(k) Savings Plan

/s/ Pam Taylor
Pam Taylor
SVP, Human Resources Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark K. Mason his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement, including any amendment thereto, relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mark K. Mason	Chairman, President and Chief Executive Officer (principal executive officer)	October 14, 2015
Mark K. Mason
/s/ Melba Bartels	Executive Vice President and Chief Financial Officer (principal accounting officer and principal financial officer)	October 14, 2015
Melba Bartels
/s/ David A. Ederer	Director	October 14, 2015
David A. Ederer
/s/ Scott M. Boggs	Director	October 14, 2015
Scott M. Boggs
/s/ Timothy R. Chrisman	Director	October 14, 2015
Timothy R. Chrisman
/s/ Victor H. Indiek	Director	October 14, 2015
Victor H. Indiek
/s/ Thomas E. King	Director	October 14, 2015
Thomas E. King
/s/ George Kirk	Director	October 14, 2015
George Kirk
/s/ Douglas I. Smith	Director	October 14, 2015
Douglas I. Smith
/s/ Donald R. Voss	Director	October 14, 2015
Donald R. Voss
/s/ Bruce W. Williams	Director	October 14, 2015
Bruce W. Williams

Exhibit Index

Exhibit
Number	Exhibit Description
4.1(1)	Form of Common Stock Certificate

4.2(2)
HomeStreet, Inc. 401(k) Savings Plan, restated as of January 1, 2011, and amendments to the HomeStreet, Inc. 401(k) Savings Plan adopted as of February 24, 2011, November 1, 2011, January 1, 2012, July 26, 2012, September 1, 2012 and January 1, 2014

4.3(3)	Amendment to the HomeStreet, Inc. 401(k) Savings Plan adopted as of January 1, 2015

5.1	Opinion of Davis Wright Tremaine LLP

5.2	IRS Determination Letter dated November 15, 2013

23.1	Consent of Davis Wright Tremaine LLP (Included in its opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (Included on the signature page of the Registration Statement)

(1)	Filed as an exhibit to HomeStreet, Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (SEC File No. 333-173980) filed on August 9, 2011, and incorporated herein by reference.
(2)	Filed as an exhibit to HomeStreet, Inc.’s Annual Report on Form 10-K (SEC File No. 001-35424) filed on March 17, 2014, and incorporated herein by reference.
(3)	Filed as an exhibit to HomeStreet, Inc.’s Annual Report on Form 10-K (SEC File No. 001-35424) filed on March 25, 2015, and incorporated herein by reference.